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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                HYBRID FAX, INC.

          Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Hybrid Fax, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

          FIRST: The Board of Directors of the Corporation, at a special meeting held on May 25, 1990, adopted resolutions proposing and declaring advisable an amendment to Article One of the Certificate of Incorporation of the Corporation to change the name of the Corporation, and recommending the adoption of such amendment to the stockholders of the Corporation, such amendment reading in its entirely as follows:

                 RESOLVED, that Article One of the Corporation's Certificate of Incorporation be amended to read as follows:

                      "The name of the corporation is: JetFax, Inc."

          SECOND: Thereafter, the foregoing amendment to the Certificate of Incorporation of the Corporation was approved and adopted by the stockholders of the Corporation at the annual meeting of the stockholders held on August 1, 1990.

          THIRD: The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH: The capital of the Corporation shall not be reduced under or by reason of said amendment.

                 IN WITNESS WHEREOF, Hybrid Fax, Inc. has caused this Certificate to be executed in its corporate name by its President and attested by its Assistant Secretary dated and effective as of the 30th day of October 1990.

                                 HYBRID FAX, INC.

                                 By:/s/ Edward R. Prince
                                    ---------------------
                                     Edward R. Prince, III
                                       President

/s/ James M. Prince
-------------------
   James M. Prince
 Assistant Secretary